EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson Executive Vice President and Chief Financial Officer LaCrosse Footwear, Inc. 503-262-0110 ext. 1331	Michael Newman Investor Relations StreetConnect, Inc. 800-654-3517 BOOT@stct.com	Erin Patterson Public Relations Manager LaCrosse Footwear, Inc. 503-262-0110 ext. 1393 epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
FIRST QUARTER RESULTS
Year-over-Year Sales Up 11% and Earnings Up 54%;
Continued Increases in Gross Margin and Cash
Portland, Ore.—April 30, 2007 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the first quarter of 2007.
For the first quarter of 2007, LaCrosse reported consolidated net sales of $23.7 million, up 11% from $21.4 million in the first quarter of 2006. Net income was $0.6 million or $0.10 per diluted share in the first quarter of 2007, up 54% from $0.4 million or $0.06 per diluted share in the first quarter of 2006.
Sales to the work market were $15.4 million for the first quarter of 2007, up 13% from $13.6 million for the same period of 2006. Year-over-year growth in work sales reflects continued penetration into a variety of general and specialized work and uniform boot markets, as well as the early success of the Company’s new line of high-performance safety apparel. Sales to the outdoor market were $8.3 million for the first quarter of 2007, up 7% from $7.8 million for the same period of 2006. Year-over-year growth in the outdoor market primarily reflects continued penetration into the hunting and rugged outdoor boot markets.
The Company’s gross margin was a record 40.6% of net sales for the first quarter of 2007, up from 39.2% in the same period of 2006, an increase of 140 basis points. The year-over-year gross margin improvement was primarily the result of a price increase at the beginning of the first quarter of 2007 and fewer closeout sales during the quarter.
LaCrosse’s total operating expenses were $8.8 million in the first quarter of 2007, down 5% sequentially from $9.2 million in the previous quarter, and up 12% from $7.8 million in the first quarter of 2006. The year-over-year increase primarily reflects the strategic expansion of our product development and sales teams, and costs related to our new Portland distribution center and offices.
As a result of anticipated lower seasonal demand in the first quarter, the Company reduced its inventory levels at March 31, 2007 by approximately $0.3 million or 1% from December 31, 2006. At the end of the first quarter of 2007, LaCrosse had cash and cash equivalents of $15.6 million, up 23% from $12.7 million at the end of 2006 and up 39% from $11.2 million at the end of the first quarter of 2006.

“We are pleased with our execution and financial performance for the first quarter, which is typically our slowest seasonal period,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sales and earnings growth continued to be driven by the success of our new products and our ability to meet at-once demand allowed us to capitalize on favorable weather conditions in the latter half of the quarter. We continue to increase our brand equity and capture market share in work and outdoor markets that are quality and performance driven. Moreover, we are very encouraged by the positive customer response to our new fall lines of Danner and LaCrosse products.”
“We further improved our gross margins and strengthened our balance sheet by remaining focused on target markets where our premium products, innovative technology and outstanding customer service create opportunities for sustainable and profitable growth. We also believe the significant investments in our organization and business infrastructure that we made in recent years are beginning to pay off, as we start to moderate operating expense increases and leverage our operating model.”
LaCrosse will host a conference call today, April 30, 2007, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-0713 or +1 303-262-2138. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11085620). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce.

•	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

•	We are subject to risk associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi). Such currency fluctuations may have an adverse effect on our product costs and ultimately on demand for our products.

•	If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business.

•	The continued consolidation of retailers, and their capital requirements to fund growth, increases and concentrates our credit risk.

•	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales.

•	A decline in consumer spending due to unfavorable economic conditions could hinder our product revenues and earnings.

•	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation.

•	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities or our domestic manufacturing facility could have a material adverse effect on our operations.

•	Our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers.

•	We face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as may be updated or amended in our 2007 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,	April 1,
	2007	2006
Net sales	$23,691	$21,401
Cost of goods sold	14,081	13,017

Gross profit	9,610	8,384
Operating expenses	8,780	7,821

Operating income	830	563
Non-operating income	121	50

Income before income taxes	951	613
Income tax expense	347	221

Net income	$604	$392

Net income per common share:
Basic	$0.10	$0.07
Diluted	$0.10	$0.06

Weighted average number of common shares outstanding:
Basic	6,055	5,998
Diluted	6,292	6,182

Supplemental Information
Work Market Sales	$15,417	$13,645
Outdoor Market Sales	8,274	7,756

	$23,691	$21,401

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,	April 1,
	2007	2006	2006
Assets:
Current Assets:
Cash and cash equivalents	$15,573	$12,702	$11,179
Trade accounts receivable, net	16,041	19,912	13,721
Inventories	21,722	22,038	20,668
Prepaid expenses and other	1,006	987	871
Deferred tax assets	1,257	1,223	1,404

Total current assets	55,599	56,862	47,843

Property and equipment, net	5,410	5,442	3,029
Goodwill	10,753	10,753	10,753
Other assets	471	476	783

Total assets	$72,233	$73,533	$62,408

Liabilities and Shareholders ’ Equity:
Current Liabilities:
Accounts payable	$5,441	$5,427	$3,335
Accrued compensation	1,066	3,183	1,080
Other accruals	1,609	1,575	1,639

Total current liabilities	8,116	10,185	6,054

Long-term debt	478	506	—
Deferred revenue	159	169	—
Compensation and benefits	3,838	4,041	4,022
Deferred tax liabilities	1,308	1,288	1,168

Total liabilities	13,899	16,189	11,244

Total shareholders’ equity	58,334	57,344	51,164

Total liabilities and shareholders’ equity	$72,233	$73,533	$62,408

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Quarter Ended
	March 31,	April 1,
	2007	2006
Cash flows from operating activities:
Net income	$604	$392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	411	408
Stock-based compensation expense	166	165
Deferred income taxes	(14)	(53)
Changes in assets and liabilities:
Trade accounts receivable	3,871	2,963
Inventories	316	4,197
Accounts payable	14	(2,067)
Accrued expenses and other	(2,269)	(707)

Net cash provided by operating activities	3,099	5,298

Cash flows used in investing activities:
Purchases of property and equipment	(412)	(362)

Cash flows from financing activities:
Proceeds from exercise of stock options	184	130

Net increase in cash and cash equivalents	2,871	5,066

Cash and cash equivalents:
Beginning of period	12,702	6,113

Ending of period	$15,573	$11,179

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